Exhibit 99.2

For Immediate Release Contact: Courtney Guertin Corporate Communications Manager 401-457-9501 courtney.guertin@linmedia.com

LIN Media Hosts Investor Conference in Austin, Texas, on October 3, 2013

AUSTIN, TX; October 3, 2013 — LIN Media LLC (“LIN Media” or the “Company”) (NYSE: LIN) announced that the Company is holding an investor conference with Wells Fargo Securities, LLC today, October 3, 2013, in Austin, Texas.

LIN Media’s President & Chief Executive Officer Vincent Sadusky will lead the discussion, joined by members of the Company’s executive management team. The purpose of the investor conference is to provide greater detail on the Company’s strategic differentiators and business priorities.

The presentation will begin at 2:45PM (CT). Those not attending the conference in-person can access the live webcast and download the presentation materials on LIN Media’s website, www.linmedia.com, through a link on the home page (under Latest LIN Media News) or on the Investor Relations page (under Events). A replay of the webcast, along with a conference transcript, will also be available on the Company’s website shortly after the conference.

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, and a diverse portfolio of websites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes.  The Company’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands.   LIN Media LLC trades on the NYSE under the symbol “LIN”.  The Company regularly uses its website as a key source of Company information and can be accessed at www.linmedia.com.